Exhibit 10.20

SUBORDINATED SECURED PROMISSORY NOTE

U.S. $	Date

1.           FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay_______________________________, or assignee (together, "Note Holder") the principal sum of ________________U.S. Dollars, with interest on the unpaid principal balance from _____ 2011, until paid, at the rate of 12% per annum.  The entire principal amount outstanding and accrued interest thereon shall be due and payable in full on or before November 30, 2011 (the "Balloon Payment").

2.           The Balloon Payment shall be made by check and payable to the order of Note Holder at _________________________________  or  wire transfer.

3.           If the Balloon Payment is not paid when due, or if any default under any Deed of Trust securing this Note occurs, the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Note Holder; and the indebtedness shall bear interest at the rate of 18% per annum from the date of default.  Note Holder shall be entitled to collect all reasonable costs and expenses of collection and/or suit, including, but not limited to reasonable attorneys' fees.

4.           Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty.  Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of the Balloon Payment or change the amount of such payment.

5.           Borrower and all other makers, sureties, guarantors, and endorses hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity.  This Note shall be the joint and several obligation of Borrower and all other makers, sureties, guarantors and endorsers, and their successors and assigns.

6.           Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower by hand or a nationally-recognized overnight courier or (2) mailing such notice by first-class U.S. mail, addressed to Borrower at the Borrower's address stated below, or to such other address as Borrower may designate by notice to the Note Holder.  Any notice to the Note Holder shall be in writing and shall be given and be effective upon (1) delivery to Note Holder by hand or a nationally-recognized overnight courier or (2) by mailing such notice by first-class U.S. mail, to the Note Holder at the address stated in the second paragraph of this Note, or to such other address as Note Holder may designate by notice to Borrower.

7.           The indebtedness evidenced by this Note is secured by a Deed of Trust dated _____, 2011 and until released said Deed of Trust contains additional rights of Note Holder.  Such rights may cause acceleration of the indebtedness evidenced by this Note.  Reference is made to said Deed of Trust for such additional terms.  Said Deed of Trust grants rights in the property identified as follows:

1

All of the following described lode mining claims situate, lying and being in the California Mining District, La Plata County, Colorado, to-wit:

NAME OF CLAIM (Patented Lode)	PATENT U.S. SURVEY NUMBER

IDAHO MILLSITE	18320
IDAHO MILLSITE NO.1	18321
IDAHO MILLSITE NO.2	18321
ALPINE	18321
LORD KITCHENER	17108
HARTFORD	17108
GERTRUDE	16616
GOOD HOPE	17124
SUNRISE	17124
CATHRYN	16616
MIDNIGHT	19646
HELEN	19515
MIDNIGHT NO.2	19646
PAY DAY	19516 "A"
PAY DAY MILLSITE	19516 "B"

EXECUTED BY BORROWER

WILDCAT MINING CORPORATION a Nevada corporation By: /s/ Roger Tichenor Roger Tichenor President

Borrower's Address: 655 Skyway Road, Ste 235, San Carlos, CA 94070

KEEP THIS NOTE IN A SAFE PLACE.  THE ORIGINAL OF THIS NOTE MUST BE EXHIBITED TO THE PUBLIC TRUSTEE IN ORDER TO RELEASE A DEED OF TRUST SECURING THIS NOTE.

No. NTD 81-5-04 PROMISSORY NOTE